Exhibit 99.1

News Release

  Graham Corporation  ♦  20 Florence Avenue  ♦  Batavia, NY 14020

IMMEDIATE RELEASE

GRAHAM CORPORATION REPORTS

FISCAL 2022 FOURTH QUARTER AND FULL YEAR RESULTS

●	REVENUE OF $39.7 MILLION IN THE QUARTER, UP 55% OVER PRIOR-YEAR PERIOD; FISCAL 2022 REVENUE INCREASED 26% TO $122.8 MILLION

●	DEFENSE INDUSTRY REVENUE IN QUARTER OF $18.7 MILLION WAS 47% OF TOTAL AND WAS $62.2 MILLION, OR 51% OF TOTAL, FOR THE FISCAL YEAR DEMONSTRATING SHIFT IN BUSINESS MIX

●	YEAREND BACKLOG WAS $256.5 MILLION INCLUDING $195 MILLION, OR 76%, RELATED TO THE DEFENSE INDUSTRY

●	BARBER-NICHOLS ACQUISITION CONTRIBUTED 62% OF ORDERS IN QUARTER, OR $14.6 MILLION OF $23.7 MILLION TOTAL AND CONTINUED TO OUTPERFORM EXPECTATIONS

●	RECORDED FOURTH QUARTER NET LOSS OF $1.4 MILLION AND $0.4 MILLION IN ADJUSTED EBITDA*; FISCAL 2022 NET LOSS OF $8.8 MILLION

●	RECENTLY SHIPPED ON SCHEDULE FIRST ARTICLE U.S. NAVY PROJECT; DELIVERY ADVANCED EFFORTS TO REDUCE COST OVERRUNS

●	EXPECT FISCAL 2023 REVENUE TO GROW TO $135 MILLION TO $150 MILLION, UP 16% AT MID-POINT OVER FISCAL 2022; EXPECT ADJUSTED EBITDA* TO INCREASE TO $6.5 MILLION TO $9.5 MILLION

BATAVIA, NY, June 8, 2022 – Graham Corporation (NYSE: GHM), a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy and process industries, today reported financial results for its fourth quarter and full fiscal year ended March 31, 2022, (“fiscal 2022”). Financial results include those of Barber-Nichols, LLC (“BN” or “the acquisition”) from the date it was acquired on June 1, 2021.

Daniel J. Thoren, President and CEO, commented, “Fiscal 2022 was a challenging year, but we made good progress in the quarter and are validating our strategy to increase margins overall and in markets with strong growth drivers such as defense and space. Importantly, we are improving processes and have added talent to mitigate the challenges in our Batavia, NY defense operations. In addition, our fluid and power business is winning new contracts that provide opportunity for more growth and long-term production, and our aftermarket sales continue to be strong, which is a leading indicator for future capital investment by our customers.

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Graham Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

June 8, 2022

“Notably, we recently shipped a first article condenser for a critical navy submarine application and are on schedule to ship additional critical U.S. Navy projects throughout fiscal 2023. As we make further progress on our production schedule and grow our welding staff, we will be able to reduce our reliance on contract welders. This is expected to help with margin improvement over the coming quarters.”

Fiscal 2023 Outlook

Mr. Thoren concluded, “The future of Graham is very positive. At the heart of the Company, we are engineering experts in complex fluid, power, heat transfer and vacuum systems. Expanding our focus to more growth-oriented markets of defense, space and alternative energy, augments our legacy energy and process businesses where we have a large global installed base. As we look out over the next five years, a new, reenergized Graham has the platform to grow in fluid and power technologies and plans to build a better heat transfer and vacuum technologies business. We believe that over time this strategy will create a stronger enterprise with materially expanded adjusted EBITDA margins in the low to mid-teens with high single-digit top-line growth as we continually improve.”

Revenue in fiscal 2023 is expected to be $135 million to $150 million with gross margins of approximately 16% to 17% and selling, general and administrative (“SG&A”) expenses to be approximately 15% to 16% of sales. The expected effective tax rate for fiscal 2023 is approximately 21% to 22%. Adjusted EBITDA for fiscal 2023 is expected to be approximately $6.5 million to $9.5 million, yielding an adjusted EBITDA margin* of approximately 5% to 6% compared with a $5.0 million loss in fiscal 2022. The Company expects the first quarter of fiscal 2023 to remain challenging and for results to improve as the year progresses.

Capital expenditures for fiscal 2023 are expected to be $4.5 million to $5.5 million.

Separately today, the Company announced its new strategic plan outlining its operating and financial goals.

Fourth Quarter Fiscal 2022 Sales Summary (All comparisons are with the same prior-year period unless noted otherwise.)

Net sales of $39.7 million increased 55%, or $14.0 million, as acquired revenue of $15.9 million and strong aftermarket sales were partially offset by declines in the organic businesses. By industry, improvements in the defense and space industry, which is new to the Company with the acquisition of BN, offset weakness in refining and chemical/petrochemical sales. See the accompanying financial tables for a further breakdown of sales by industry and region.

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Graham Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

June 8, 2022

Fourth Quarter Fiscal 2022 Performance Review (All comparisons are with the same prior-year period unless noted otherwise.)

($ in millions except per share data)	Q4 FY22	Q4 FY21	Change

Net sales	$39.7	$25.7	$14.0

Gross profit	$4.2	$5.0	$(0.8)

Gross margin	10.6%	19.4%

Operating (loss) profit	$(2.1)	$0.6	$(2.7)

Operating margin	(5.2%)	2.3%

Net (loss) income	$(1.4)	$0.4	$(1.8)

Diluted EPS	$(0.13)	$0.04

Adjusted EBITDA*	$0.4	$1.0	$(0.6)

Adjusted EBITDA margin*	1.0%	4.0%

*Graham believes that adjusted EBITDA (defined as consolidated net (loss) income before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses (income), and other unusual/nonrecurring expenses), and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on adjusted EBITDA as defined in the lending agreement. Graham also believes that adjusted diluted (loss) earnings per share, which excludes intangible amortization, other costs related to the acquisition, and other unusual/nonrecurring (income) expenses, provides a better representation of the cash earnings of the Company. See the attached tables and other information on pages 11 and 12 for important disclosures regarding Graham’s use of adjusted EBITDA, adjusted EBITDA margin and adjusted diluted (loss) earnings per share, as well as the reconciliation of net (loss) income to adjusted EBITDA and diluted (loss) earnings per share.

Compared with the prior year period, the decline in gross profit and contraction of gross margin reflected challenges with the defense business at Graham’s Batavia operations which had lower sales and higher costs relating to material and labor over runs for first article projects. Sequentially, gross margin improved 8.7 percentage points as the Company advanced these projects, improved processes, and reduced related costs.

SG&A expenses in the fourth quarter of fiscal 2022 were $6.1 million, up $1.7 million over the prior-year period including $0.3 million of intangible amortization. The acquisition added $1.7 million in incremental SG&A expenses in the quarter and there was an additional $0.2 million related to CFO transition costs and $0.3 million of costs in connection with a credit agreement amendment and waiver.

Net loss and loss per diluted share were $1.4 million and $0.13, respectively. On a non-GAAP basis, which excludes intangible amortization, other costs related to the acquisition, and other unusual/nonrecurring (income) expenses, adjusted diluted loss per share* was $0.02.

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Graham Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

June 8, 2022

Full Year Fiscal 2022 Performance Review (All comparisons are with the same prior-year period unless noted otherwise.)

($ in millions except per share data)	YTD FY22	YTD FY21	Change

Net sales	$122.8	$97.5	$25.3

Gross profit	$9.1	$20.5	$(11.4)

Gross margin	7.4%	21.0%

Operating (loss) profit	$(11.3)	$3.0	$(14.3)

Operating margin	(9.2%)	3.1%

Net (loss) income	$(8.8)	$2.4	$(11.2)

Diluted EPS	$(0.83)	$0.24

Adjusted EBITDA*	$(5.0)	$5.1	$(10.1)

Adjusted EBITDA margin*	-4.1%	5.2%

Net sales for the full fiscal year of 2022 were $122.8 million, up $25.3 million, or 26%, driven by sales of $47.9 million from the BN acquisition and higher aftermarket sales. Sales to the defense industry increased 160%, or $38.2 million, to $62.2 million, representing 51% of total revenue. The expansion in defense was partially offset by declines in the commercial refining and chemical markets, primarily in Asia.

Sales in the U.S. increased $44.9 million, or 85%, to $97.6 million and was 80% of total sales in the full year of fiscal 2022, as revenue from the acquisition is primarily in the U.S. International sales, which accounted for 20% of total sales, decreased by $19.6 million, or 44%, to $25.2 million.

Gross profit and margin were down compared with the prior-year period due to the same factors which impacted the quarter. The Company elected to over-resource certain critical defense orders in its Batavia operation, which included increasing the use of contract welders to meet delivery schedules and redirecting resources away from commercial business. Combined with cost overruns, Graham estimates that these factors were an impact of over $10 million to gross profit in fiscal 2022. The BN acquisition and strong aftermarket sales helped to offset those losses. The impact of the low margin defense projects and related cost overruns in the Batavia operations are expected to lessen over the coming quarters and are expected to be completed before the end of fiscal 2023.

SG&A expenses in the full year of fiscal 2022 were $21.3 million, including intangible amortization of $0.9 million, an increase of $3.8 million, compared with SG&A expenses of $17.5 million in the full year of fiscal 2021. The increase was primarily due to the addition of the BN business which added $4.8 million in incremental expenses as well as costs associated with the acquisition, executive management transition and financing. Offsetting these increases was reduced incentive compensation.

Net loss and loss per diluted share were $8.8 million and $0.83, respectively. On a non-GAAP basis, which excludes intangible amortization, other costs related to the acquisition, and other unusual/nonrecurring (income) expenses, adjusted diluted loss per share* was $0.62.

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Graham Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

June 8, 2022

Cash Management and Balance Sheet

Cash generated from operations in the quarter was $12.3 million. Cash, cash equivalents and investments at March 31, 2022, were $14.7 million compared with $14.0 million at December 31, 2021, and $65.0 million at the end of fiscal 2021, which was prior to the BN acquisition. Capital expenditures in the quarter were $0.4 million and for fiscal 2022 were $2.3 million.

Debt at the end of the fourth quarter was reduced by $10.4 million to $18.4 million compared with the end of the fiscal 2022 third quarter. Graham executed a waiver and amendments to its credit agreement, which expanded availability for letters of credit and changed the minimum EBITDA requirements. The Company is in compliance with all financial covenants of that agreement.

Orders and Backlog

($ in millions)

	Q1 21	Q2 21	Q3 21	Q4 21	FY2021	Q1 22	Q2 22	Q3 22	Q4 22	FY2022

Orders	$11.5	$35.0	$61.8	$13.4	$121.6	$20.9	$31.4	$68.0	$23.7	$143.9

Backlog	$107.2	$114.9	$149.7	$137.6	$137.6	$235.9	$233.2	$272.6	$256.5	$256.5

Orders for the three-month period ended March 31, 2022, were up $10.3 million, or 77%, to $23.7 million compared with $13.4 million for the same period of fiscal 2021. Orders related to the acquisition were $14.6 million for the fiscal 2022 fourth quarter.

Coming off strong orders in the third quarter of fiscal 2022, defense industry orders in the fourth quarter were $2.8 million, reflecting the timing of project releases. Space orders had a solid sequential increase of 86% to $5.4 million. In the energy business, refining was down 57% sequentially from the third quarter, but was up 50% compared with the prior-year period. Orders from the chemical and petrochemical market stabilized with a comparable level of orders over the past three fiscal quarters.

Aftermarket and small parts orders for the refining and chemical/petrochemical markets improved in the fourth quarter. This business tends to be a leading indicator of future capital investments by customers in this market.

Backlog at March 31, 2022, was $256.5 million, compared with $272.6 million at December 31, 2021, and $137.6 million at March 31, 2021. The 6% sequential decrease primarily reflects backlog being released for delivery. The acquisition added $117.8 million to fiscal 2022 yearend backlog. Approximately 40% to 50% of orders currently in our backlog are expected to be converted to sales within one year. Most of the orders that are expected to convert beyond twelve months are for the defense industry, specifically the U.S. Navy.

Backlog by industry at March 31, 2022, was approximately:

●	76% for defense projects

●	10% for refinery projects

●	5% for chemical/petrochemical projects

●	4% for space projects

●	5% for other industrial applications

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Graham Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

June 8, 2022

Corporate Strategy and Financial Results Webinar

The Company will host a webinar to discuss its corporate strategy and fourth quarter and fiscal year 2022 financial results tomorrow, June 9, 2022 at 11:00 a.m. Eastern Time. Internet webcast link and accompanying slide presentations will be available here: https://ir.grahamcorp.com/.

A question-and-answer session will follow the presentations. Questions may be submitted through the webinar portal or, alternatively, a teleconference number will be provided to ask any questions live at the event.

A webcast replay will be available on the Company’s investor relations website, where a transcript will also be posted once available.

ABOUT GRAHAM CORPORATION

Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy and process industries. The Graham Manufacturing and Barber-Nichols’ global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenic pumps and turbomachinery technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems.

Graham routinely posts news and other important information on its website, www.grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “outlook,” “anticipates,” “believes,” “could,” “tends,” “opportunity,” “plans,” ”may,” “will,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, its ability and the timing needed to address challenges in its defense business, including at the Batavia, NY operations, profitability of future projects, the development and impact of improved processes, its ability to meet customers’ delivery expectations, the future impact of low margin defense projects and related cost overruns, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, adjusted EBITDA, adjusted EBITDA margins, and SG&A expenses, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness and productivity, customer preferences, changes in market conditions in the industries in which it operates, labor constraints, the effect on its business of volatility in commodities prices, including, but not limited to, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and its operations in China, India and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are

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Graham Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

June 8, 2022

more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Forward-Looking Non-GAAP Measures

Forward looking adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2023 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial estimates set forth above may be material.

For more information, contact:

Christopher J. Thome Vice President - Finance and CFO Phone: (585) 343-2216	Deborah K. Pawlowski Kei Advisors LLC Phone: (716) 843-3908 dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

June 8, 2022

Graham Corporation

Consolidated Statements of Operations - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended			Year Ended
	March 31,			March 31,

	2022	2021	% Change	2022	2021	% Change

Net sales	$39,737	$25,671	55%	$122,814	$97,489	26%

Cost of products sold	35,526	20,690	72%	113,685	77,020	48%

Gross profit	4,211	4,981	(15%)	9,129	20,469	(55%)

Gross margin	10.6%	19.4%		7.4%	21.0%

Other expenses and income:

Selling, general and administrative	5,852	4,380	34%	20,386	17,471	17%

Selling, general and administrative – amortization	274	-	NA	913	-	NA

Other operating expense (income), net	135	-	NA	(827)	-	NA

Operating (loss) profit	(2,050)	601	NA	(11,343)	2,998	NA

Operating margin	(5.2%)	2.3%		-9.2%	3.1%

Other (income) expense	(111)	51	(318%)	(527)	(113)	366%

Interest income	(7)	(24)	(71%)	(50)	(167)	(70%)

Interest expense	150	2	7400%	450	11	3991%

(Loss) income before (benefit) provision for income taxes	(2,082)	572	NA	(11,216)	3,267	NA

(Benefit) provision for income taxes	(657)	184	NA	(2,443)	893	NA

Net (loss) income	$(1,425)	$388	NA	$(8,773)	$2,374	NA

Per share data:

Basic:

Net (loss) income	$(0.13)	$0.04	NA	$(0.83)	$0.24	NA

Diluted:

Net (loss) income	$(0.13)	$0.04	NA	$(0.83)	$0.24	NA

Weighted average common shares outstanding:

Basic	10,645	9,989		10,541	9,959

Diluted	10,645	9,989		10,541	9,959

Dividends declared per share	$-	$0.11		$0.33	$0.44

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Graham Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

June 8, 2022

Graham Corporation

Consolidated Balance Sheets – Unaudited

(Amounts in thousands, except per share data)

	March 31,	March 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$14,741	$59,532
Investments	-	5,500
Trade accounts receivable, net of allowances ($87 and $29 at March 31, 2022 and 2021, respectively)	27,645	17,378
Unbilled revenue	25,570	19,994
Inventories	17,414	17,332
Prepaid expenses and other current assets	1,391	512
Income taxes receivable	459	-

Total current assets	87,220	120,248
Property, plant and equipment, net	24,884	17,618
Prepaid pension asset	7,058	6,216
Operating lease assets	8,394	95
Goodwill	23,523	-
Customer relationships	11,308	-
Technology and technical know-how	9,679	-
Other intangible assets, net	8,990	-
Deferred income tax asset	2,441	-
Other assets	194	103

Total assets	$183,691	$144,280

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2,000	$-
Current portion of finance lease obligations	23	21
Accounts payable	16,662	17,972
Accrued compensation	7,991	6,106
Accrued expenses and other current liabilities	6,047	4,628
Customer deposits	25,644	14,059
Operating lease liabilities	1,057	46
Income taxes payable	-	741

Total current liabilities	59,424	43,573
Long-term debt	16,378	-
Finance lease obligations	11	34
Operating lease liabilities	7,460	37
Deferred income tax liability	62	635
Accrued pension and postretirement benefit liabilities	1,666	2,072
Other long-term liabilities	2,196	-

Total liabilities	87,197	46,351

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	-	-
Common stock, $0.10 par value, 25,500 shares authorized, 10,801 and 10,748 shares issued and 10,636 and 9,959 shares outstanding at March 31, 2022 and 2021, respectively	1,080	1,075
Capital in excess of par value	27,770	27,272
Retained earnings	77,076	89,372
Accumulated other comprehensive loss	(6,471)	(7,397)
Treasury stock (164 and 790 shares at March 31, 2022 and 2021, respectively)	(2,961)	(12,393)

Total stockholders’ equity	96,494	97,929

Total liabilities and stockholders’ equity	$183,691	$144,280

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Graham Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

June 8, 2022

Graham Corporation

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Year Ended
	March 31,
	2022	2021
Operating activities:
Net (loss) income	$(8,773)	$2,374
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities:
Depreciation	3,077	1,945
Amortization	2,522	-
Amortization of actuarial losses	996	1,066
Goodwill and other impairments		184
Equity-based compensation expense	809	864
Gain on disposal or sale of property, plant and equipment	23	2
Change in fair value of contingent consideration	(1,900)	-
Deferred income taxes	(3,233)	(561)
(Increase) decrease in operating assets:
Accounts receivable	(2,055)	(1,791)
Unbilled revenue	1,550	(5,298)
Inventories	3,483	5,185
Prepaid expenses and other current and non-current assets	(340)	416
Income taxes receivable	(1,208)	1,215
Operating lease assets	1,059	155
Prepaid pension asset	(1,207)	(841)
Increase (decrease) in operating liabilities:
Accounts payable	(3,238)	3,556
Accrued compensation, accrued expenses and other current and non-current liabilities	1,164	3,101
Customer deposits	5,523	(13,206)
Operating lease liabilities	(962)	(158)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	491	70

Net cash used by operating activities	(2,219)	(1,722)

Investing activities:
Purchase of property, plant and equipment	(2,324)	(2,158)
Proceeds from disposal of property, plant and equipment	-	7
Purchase of investments	-	(42,603)
Redemption of investments at maturity	5,500	77,151
Acquisition of Barber-Nichols, LLC	(60,282)	-

Net cash (used) provided by investing activities	(57,106)	32,397

Financing activities:
Principal repayments on debt	(39,750)	(4,599)
Proceeds from the issuance of debt	58,250	4,599
Principal repayments on finance lease obligations	(21)	(40)
Repayments on lease financing obligations	(225)	-
Payment of debt issuance costs	(271)	-
Dividends paid	(3,523)	(4,391)
Purchase of treasury stock	(41)	(23)

Net cash provided (used) by financing activities	14,419	(4,454)

Effect of exchange rate changes on cash	115	356

Net (decrease) increase in cash and cash equivalents	(44,791)	26,577
Cash and cash equivalents at beginning of period	59,532	32,955

Cash and cash equivalents at end of period	$14,741	$59,532

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Graham Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

June 8, 2022

Graham Corporation

Adjusted EBITDA Reconciliation - Unaudited

($ in thousands)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021

Net (loss) income	$(1,425)	$388	$(8,773)	$2,374

Acquisition related inventory step-up expense	27	-	95	-

Acquisition & integration costs	189	-	562	-

Change in fair value of contingent consideration	-	-	(1,900)	-

CEO and CFO transition costs	244	-	1,182	-

Debt amendment costs	278	-	278	-

Net interest expense (income)	143	(22)	400	(156)

Income taxes	(657)	184	(2,443)	893

Depreciation & amortization	1,602	487	5,599	1,945

Adjusted EBITDA	$401	$1,037	$(5,000)	$5,056

Adjusted EBITDA margin %	1.0%	4.0%	-4.1%	5.2%

Adjusted Net Income and Adjusted Diluted (Loss) Earnings per Share Reconciliation -  Unaudited

($ in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
Net (loss) income	$(1,425)	$388	$(8,773)	$2,374

Acquisition related inventory step-up expense	27	-	95	-

Acquisition & integration costs	189	-	562	-

Amortization of intangible assets	757	-	2,522	-

Change in fair value of contingent consideration	-	-	(1,900)	-

CEO and CFO transition costs	244	-	1,182	-

Debt amendment costs	278	-	278	-

Normalize tax rate to 20%(1)	(299)	-	(548)	-

Adjusted net (loss) income	$(229)	$388	$(6,582)	$2,374

Adjusted diluted (loss) earnings per share	$(0.02)	$0.04	$(0.62)	$0.24

1) Applies a normalized tax rate of 20% to non-GAAP adjustments above, which are each pre-tax.

Non-GAAP Financial Measures:

Adjusted EBITDA is defined as consolidated net (loss) income before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, and other nonrecurring expenses. Adjusted EBITDA

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Graham Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

June 8, 2022

margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and adjusted diluted (loss) earnings per share are defined as net income and diluted (loss) earnings per share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and adjusted diluted (loss) earnings per share are not measures determined in accordance with GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income and adjusted diluted (loss) earnings per share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income and diluted (loss) earnings per share to the historical periods’ net income and diluted (loss) earnings per share. Graham also believes that adjusted (loss) earnings per share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

Graham Corporation

Additional Information – Unaudited

($ in millions)

ORDERS BY INDUSTRY FY 2022*

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2022	% of

	6/30/21	Total	9/30/21	Total	12/31/21	Total	3/31/22	Total		Total

Refining	$11.4	55%	$5.0	16%	$8.4	12%	$3.6	15%	$28.4	20%

Chemical/ Petrochemical	$3.4	16%	$6.1	19%	$6.2	9%	$6.5	28%	$22.1	15%

Defense	$2.4	12%	$12.4	40%	$45.6	67%	$2.8	12%	$63.2	44%

Space	$-	0%	$2.4	8%	$2.9	4%	$5.4	23%	$10.6	7%

Other Commercial	$3.6	17%	$5.6	17%	$5.0	8%	$5.5	22%	$19.6	14%

Total	$20.9		$31.4		$68.0		$23.7		$143.9

ORDERS BY INDUSTRY FY 2021*

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2021	% of

	6/30/20	Total	9/30/20	Total	12/31/20	Total	3/31/21	Total		Total

Refining	$8.7	76%	$16.8	48%	$3.2	5%	$2.4	17%	$31.0	26%

Chemical/ Petrochemical	$1.6	14%	$3.3	9%	$4.6	7%	$2.7	20%	$12.3	10%

Defense	$(1.2)	-10%	$12.6	36%	$52.3	85%	$5.4	41%	$69.2	57%

Other Commercial	$2.4	20%	$2.3	7%	$1.7	3%	$2.9	22%	$9.1	7%

Total	$11.5		$35.0		$61.8		$13.4		$121.6
*Quarters may not sum to year-to-date/total fiscal year due to rounding.

-MORE-

Graham Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

June 8, 2022

Graham Corporation

Additional Information – Unaudited

($ in millions)

SALES BY INDUSTRY FY 2022*

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2022	% of

	6/30/21	Total	9/30/21	Total	12/31/21	Total	3/31/22	Total		Total

Refining	$4.6	23%	$6.3	19%	$4.0	14%	$9.5	24%	$24.4	20%

Chemical/ Petrochemical	$4.6	23%	$3.5	10%	$3.0	11%	$4.9	12%	$16.0	13%

Defense	$7.1	35%	$19.8	58%	$16.6	58%	$18.7	47%	$62.2	51%

Space	$0.7	4%	$1.3	4%	$1.5	5%	$2.2	6%	$5.7	5%

Other Commercial	$3.2	15%	$3.2	9%	$3.7	12%	$4.4	11%	$14.5	13%

Total	$20.2		$34.1		$28.8		$39.7		$122.8

SALES BY INDUSTRY FY 2021*

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2021	% of

	6/30/20	Total	9/30/20	Total	12/31/20	Total	3/31/21	Total		Total

Refining	$2.7	16%	$10.3	37%	$16.5	60%	$10.3	40%	$39.7	41%

Chemical/ Petrochemical	$8.0	48%	$5.5	20%	$4.8	18%	$5.8	23%	$24.0	24%

Defense	$3.5	21%	$9.4	34%	$4.5	17%	$6.5	25%	$24.0	25%

Other Commercial	$2.5	15%	$2.8	10%	$1.4	5%	$3.1	12%	$9.8	10%

Total	$16.7		$28.0		$27.2		$25.7		$97.5

SALES BY REGION FY 2022*

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2022	% of

	6/30/21	Total	9/30/21	Total	12/31/21	Total	3/31/22	Total		Total

United States	$13.9	69%	$26.2	77%	$24.7	86%	$32.8	83%	$97.6	80%

Middle East	$0.6	3%	$1.0	3%	$0.6	2%	$0.3	1%	$2.5	2%

Asia	$3.5	17%	$5.5	16%	$1.5	5%	$3.3	8%	$13.8	11%

Other	$2.2	11%	$1.4	4%	$2.0	7%	$3.3	8%	$8.9	7%

Total	$20.2		$34.1		$28.8		$39.7		$122.8

SALES BY REGION FY 2021*

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2021	% of

	6/30/20	Total	9/30/20	Total	12/31/20	Total	3/31/21	Total		Total

United States	$9.4	56%	$17.3	62%	$10.7	39%	$15.3	60%	$52.7	54%

Middle East	$0.4	3%	$1.0	4%	$0.8	3%	$2.6	10%	$4.8	5%

Asia	$5.2	31%	$4.5	16%	$11.2	41%	$4.7	18%	$25.6	26%

Other	$1.7	10%	$5.2	18%	$4.5	17%	$3.1	12%	$14.4	15%

Total	$16.7		$28.0		$27.2		$25.7		$97.5
*Quarters may not sum to year-to-date/total fiscal year due to rounding.

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